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                                                                     EXHIBIT 15



First American Corporation
Nashville, Tennessee

Ladies and Gentlemen:

Re:  Registration Statement on Form S-4

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our report dated April 18, 1996, our report dated July 18, 1996, and our report dated October 17, 1996, related to our reviews of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such reports are not considered part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.



                                                 Very truly yours,



                                                 /s/ KPMG Peat Marwick LLP


Nashville, Tennessee
November 13, 1996